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Tercica Names Ajay Bansal Senior Vice President and Chief Financial Officer

Susan Wong Named Chief Accounting Officer

BRISBANE, Calif., March 30, 2006 -- Tercica, Inc. (NASDAQ: TRCA) announced today it has appointed Ajay Bansal, 44, Senior Vice President and Chief Financial Officer (CFO), effective immediately. Mr. Bansal will be responsible for overseeing Tercica's Finance and Administration, Corporate Development and Corporate Communications departments. Susan Wong, 43, Tercica's Vice President, Finance and Controller who previously served as Acting CFO, will report to Mr. Bansal and has been named as Tercica's Chief Accounting Officer.

"Ajay is exceptionally well qualified to fill this key position as we pursue our goal of becoming a global leader in endocrine healthcare," said John A. Scarlett, M.D., President and Chief Executive Officer of Tercica. "Ajay's considerable pharmaceutical industry experience, Wall Street acumen and strategic leadership skills will be important contributors to the future success of Tercica. Susan's new role as CAO, in combination with Ajay's strategic and fund raising focus, will serve to enhance our commercial organization in a complex public market," added Scarlett.

Prior to joining Tercica, Mr. Bansal was employed by Nektar Therapeutics where he served as Vice President of Finance and Administration and Chief Financial Officer from February 2003 to January 2006. From July 2002 until joining Nektar, Mr. Bansal served as Director of Operations Analysis at Capital One Financial. From August 1998 to June 2002, Mr. Bansal was at Mehta Partners LLC, a financial advisory firm where he was named Partner in January 2000. Prior to joining Mehta Partners, Mr. Bansal spent more than ten years in management roles at Novartis, a major pharmaceutical company, and in consulting at Arthur D. Little, Inc., McKinsey & Company, Inc. and ZS Associates. Mr. Bansal holds a Bachelor of Technology degree from the Indian Institute of Technology (Bombay), an M.S. in Operations Management from Northwestern University and an M.B.A. from Northwestern University.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The company's first product, Increlex™ (mecasermin [rDNA origin] injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is approved by the FDA for the long-term treatment of severe Primary IGFD. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company's prospects and results. Because Tercica's forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica's Form 10-K filed on March 15, 2006.

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